                                                                                                                                                           Exhibit 27 (q)

        Description of Pruco Life of New Jersey's Issuance, Transfer and redemption procedures for Variable Appreciable Life Insurance Contracts pursuant to Rule
                                                                             6e-2(b)(l2)(ii)

                                                                                   and

           Method of Computing Adjustments in payments and Cash surrender values Upon conversion to Fixed Benefit policies pursuant to Rule 6e-2(b)(l3)(v)(B)

This document sets forth the administrative procedures that will be followed by Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey") in connection with the issuance of its Variable Appreciable Life Insurance Contract ("Contract"), the transfer of assets held thereunder, and the redemption by Contract owners of their interests in said Contracts. The document also explains the method that Pruco Life of New Jersey will follow in making a cash adjustment when a Contract is exchanged for a fixed benefit insurance policy pursuant to Rule 6e-2(b) (13) (v) (B).

I.   Procedures Relating to Issuance and Purchase of the Contracts

         A.   Premiums Schedules and Underwriting Standards

         Premiums for the Contract will not be the same for all Contract owners.  Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Contract owner pays a premium commensurate with the Insured's mortality risk as actuarially determined utilizing factors. such as age, sex, health and occupation.  A uniform premium for all insureds would discriminate unfairly in favor of those insureds representing greater risks. However, for a given face amount of insurance, Contracts issued on insureds of the same age and sex who are non-smokers will have the same scheduled premium.
         Contracts issued on insureds who smoke, or who for reasons of health, occupation or avocation present higher risks, will have a correspondingly higher scheduled premium.

         The underwriting standards and premium processing practices followed by Pruco Life of New Jersey are similar to those followed in connection with the offer and sale of fixed-benefit life insurance, modified where necessary to meet the requirements of the federal securities laws.  The prospectus specifies scheduled premiums for illustrative ages.  In addition, the scheduled premiums to be paid by each Contract owner will be specified in the Contract.  If they are paid on time, Pruco Life of New Jersey guarantees to keep the Contract in force and to provide at least the guaranteed minimum death benefit (i.e., the face amount specified in each Contract), regardless of investment performance, unless there is an outstanding Contract debt or the guaranteed amount has been changed or affected because of some action taken by the Contract owner, pursuant to the Contract, such as a partial withdrawal or surrender.  The Contract owner will have the option of paying more than the scheduled premiums, thereby increasing Contract values beyond what they would be if only the scheduled premiums were paid.  If favorable investment experience, less-than-maximum mortality charges by Pruco Life of New Jersey, or higher-than-scheduled premiums paid in the past have produced greater-than-tabular values in the Contract, the Contract owner will have the further option of paying less-than-scheduled premiums and still keeping the Contract in force.  But unless the Contract owner has paid premiums which, accumulated at 4% interest are at least equal to scheduled premiums accumulated at the same rate, there is a risk that future unfavorable investment performance will cause the Contract to go into default.

         Scheduled premiums on the Contract are payable during the insured's lifetime on an annual, semi-annual, quarterly or monthly basis on due dates set forth in the Contract.  If paid more often than annually, the aggregate annual premium will be higher to compensate Pruco Life of New Jersey for the additional processing costs (reflected in a charge of $2 per payment) and for the loss of interest incurred because premiums are paid throughout rather than at the beginning of each contract year.

B.   Application and Initial Premium Processing

         Upon receipt of a completed application form from a prospective Contract owner, Pruco Life of New Jersey will follow certain insurance underwriting (i.e., evaluation of risk) procedures designed to determine whether the proposed insured is insurable.  In the majority of cases this will involve only evaluation of the answers to the questions on the application and will not include a medical examination.  In other cases, the process may involve such verification procedures as medical examinations and may require that further information be provided by the proposed insured before a determination can be made.  A
         Contract cannot be issued, i.e., physically issued through Pruco Life of New Jersey's computerized issue system, until this underwriting procedure has been completed.

         These processing procedures are designed to provide immediate benefits to every prospective Contract owner who pays the initial scheduled premium at the time the application is submitted, without diluting any benefit payable to any existing Contract owner.  Although a Contract cannot be issued until after the underwriting process has been completed, such a proposed insured will receive immediate insurance coverage for the face amount of the Contract, if he or she proves to be insurable and the Contract owner has paid `the first scheduled premium.

         The Contract Date marks the date on which benefits begin to vary in accordance with the investment performance of the selected variable investment option(s).
         It is also the date as of which the insurance age of the proposed insured is determined.  It represents the first day of the Contract year and therefore determines the Contract anniversary and also the Monthly Dates.  It also represents the commencement of the suicide and contestable periods for purposes of the Contract.

         If the initial scheduled premium is paid with the application and no medical examination is required (so that Part 2 of the application is not completed) the
         Contract Date will ordinarily be the date of the application.  If an unusual delay is encountered (for example,if a request for further information is not met promptly), the Contract Date will be 21 days prior to the date on which the Contract is physically issued.  If a medical examination is required, the Contract
         Date will ordinarily be the date on which Part 2 of the application (the medical report) is completed, subject to the same qualification as that noted above.

         If the first scheduled premium is not paid with the application, the Contract Date will be the Contract Date stated in the Contract, which will generally be about 3 days after the date of physical issue (to permit time for delivery), provided the Contract owner pays the necessary scheduled premium.

         There are two principal variations from the foregoing procedure.  First, if the Contract owner wishes permanent insurance protection and variability of benefits to commence at a future date, he or she can designate that date and purchase term insurance in a fixed amount for the intervening period.  The maximum length of initial term insurance available varies from state to state.

         Second, if permitted by the insurance laws of the state where the Contract is issued, the Contract may be back dated up to six months, provided that all past due scheduled premiums are paid and that the backdating results in a lower insurance age for the insured.  Pruco Life of New Jersey will require the payment of all scheduled premiums that would have been due had the application date coincided with the backdated Contract Date.  The values under the Contract and the amount(s) deposited into the selected investment option(s) will be calculated upon the assumptions that the Contract had been issued on the Contract Date and all scheduled premiums had been received on their due dates.  If the initial premium paid is in excess of the aggregate of the scheduled premiums due since the Contract Date, the excess (after the front-end deductions) will be credited to the Contract and placed in the selected investment option(s) on the date of receipt.

         Pruco Life of New Jersey will transfer the appropriate amounts to the selected investment option(s) on the date the Contract is approved unless, as noted
         above, the Contract owner selects a period of preliminary term insurance in which case the invested portion of the first scheduled premium will be transferred to the selected investment option(s) on the Contract Date. The variable benefits under all Contracts will be calculated on the assumption that the invested portion of the first scheduled premium was transferred to the Selected investment option(s) on the Contract Date.  Any portion of the first premium payment in excess of the first scheduled premium will be credited (after deduction of up to 7-1/2% thereof) as of the date of receipt.  If the first premium is received before the Contract Date, the entire invested portion will be credited as of the Contract Date.

C.   Premium Processing

         Whenever a premium after the first is received, unless the Contract is in default past its days of grace, Pruco Life of New Jersey will subtract $2 and up to
         7-1/2% of the rest of the premium. What is left will be invested in the selected investment option(s) on the date received (or, if that is not a business day, on the next business day). There is an exception if the Contract is in default within its days of grace.  Then to the extent necessary to end the default, premiums will be credited as of the date of the default or the Monthly Date after default, and premiums greater than this amount will be credited when received.  The Contract provides a grace period of 61 days from the date Pruco Life of New Jersey mails the Contract owner a notice of default.  As an administrative practice, Pruco Life of New Jersey extends the grace period by seven days to minimize manual processing required when premium payments are processed shortly after the 61st day.

D.   Reinstatement

         The Contract may be reinstated within three years after default (this period will be longer if required by state law) unless the Contract has been surrendered for its cash surrender value.  A Contract will be reinstated upon receipt by Pruco Life of New Jersey of a written application for reinstatement, production of evidence of insurability satisfactory to Pruco Life of New Jersey and payment of at least the amount required to bring the premium account up to zero on the first Monthly date on which a scheduled premium is due after the date of reinstatement. The premium account is the sum of the premiums paid, with interest at 4%, less the sum of the scheduled premiums due, with interest at the same rate.  It is a measure of whether, on a time-weighted basis, the Contract owner has paid enough premiums to keep the Contract with its minimum death benefit guarantee in effect.  The Contract cannot go into default if the premium account is above zero.

         Pruco Life of New Jersey will treat the amount paid upon reinstatement as a premium.  It will deduct $2, plus up to 7-1/2% of the remaining payment, plus any charges with interest for any extra benefits, plus any expense charges with interest.  The Contract Fund of the reinstated Contract will, immediately upon reinstatement, be equal to this net premium payment, plus the cash surrender value of the Contract immediately before reinstatement, plus a refund of that part of the deferred sales and administrative charges which would be charged if the Contract were surrendered immediately after reinstatement.  This last addition to the Contract Fund is designed to avoid duplicative surrender charges.  The original Contract Date still controls for purposes of calculating any contingent deferred sales and administrative charges.

         The reinstatement will take effect as of the date the required proof of insurability and payment of the reinstatement amount have been received in Good Order by Pruco Life of New Jersey at its Service Office.

         There is an alternative to this reinstatement procedure that applies only if reinstatement is requested within a 30-day period following the end of the 61-day grace period.  In such a case evidence of insurability will not be required and the amount of the required payment will be the lesser of the unpaid scheduled premiums and the amount necessary to make the Contract Fund equal to the Tabular Contract Fund on the third Monthly Date following the date on which the
         Contract went into default.

E.   Repayment of Loan

         A loan made under the Contract may be repaid with an amount equal to the monies borrowed plus interest which accrues daily, either at a fixed annual rate of
         5-1/2% (6% for Contracts issued to Texas residents) or, if a Contract owner has elected to have a variable loan interest rate applicable to loans made under the Contract, at the variable loan interest rate then applicable to the loan.

         When a loan is made, Pruco Life of New Jersey will transfer an amount equal to the Contract debt from the investment option(s).  Under the fixed rate Contract loan provision, the amount of Contract Fund attributable to the outstanding Contract loan will be credited with interest at an annual rate of 4%, and Pruco
         Life of New Jersey thus will realize the difference between that rate and the fixed loan interest rate, which will be used to cover the loan investment expenses, income taxes, if any, and processing costs.  If a Contract owner so desires, and if Pruco Life of New Jersey has received any required approvals from the state or other jurisdiction in which the Contract is to be issued, the Contract owner may elect, when the Contract is issued, to have a variable loan interest rate apply to the Contract loans, if any, that he or she may make.  If this election is made:

1.       Interest on the loan will accrue daily at an annual rate Pruco Life of New Jersey determines at the start of each Contract year (instead of at a fixed rate).
         This interest rate will not exceed the greatest of (1) the "Published Monthly Average" for the calendar month ending two months before the calendar month of the Contract anniversary; (2) 5%; or (3) any rate required by law in the state-of issue of the Contract.  The "Published
         Monthly Average" means Moody's Corporate Bond Yield Average - Monthly Average Corporates, as published by Moody's Investors Service, Inc. or any successor to that service, or if that average is no longer published, a substantially similar average established by the insurance regulator where the Contract is delivered.

2.       While a loan is outstanding, the amount of the Contract Fund attributable to the outstanding Contract loan will be credited with interest at a rate which is less than the loan interest rate for the Contract year by no more than 1 1/2% (instead of 4%).  Currently, Pruco Life of New Jersey credits such amounts with a rate that is 1% less than the loan interest rate for the Contract year.

         Upon repayment of Contract debt, the payment will be added to the investment option(s) and allocated among the investment option(s) in proportion to the amounts in each investment option attributable to the Contract as of the date of repayment.

II.   Transfers

         The Pruco Life of New Jersey Variable Appreciable Account ("Account") currently has 13 variable investment options, each of which is invested in shares of a corresponding portfolio of the Pruco Life Series Fund, Inc. (the "Fund"), which is registered under the 1940 Act as an open-end diversified management investment company.  In addition, a fixed rate option and Real Property Account are available for investment by Contract owners.  Provided the Contract is not in default or is in force as variable reduced paid-up insurance, the Contract owner may, up to four times in each Contract year, transfer amounts from one variable investment option to another variable investment option, to the fixed rate option, or to the Real Property Account without charge.  All or a portion of the amount credited to a variable investment option may be transferred.

         In addition, the entire amount of the Contract Fund may be transferred to the fixed rate option at any time during the first two Contract years.  A Contract owner who wishes to convert his or her variable Contract to a fixed-benefit Contract in this manner must request a complete transfer of funds to the fixed rate option and should also change his or her allocation instructions regarding any future premiums.

         Transfers among variable investment options will take effect on the day a proper written request or authorized telephone request is received in Good Order at a Pruco Life of New Jersey Service Office.  The request may be in terms of dollars such as a request to transfer $10,000 from one variable investment option to another, or may be in terms of a percentage reallocation among variable investment options.  In the latter case, as with premium reallocations, the percentages must be in whole numbers.

         Transfers from the fixed rate option to other investment options are currently permitted once each Contract year and only during the thirty-day period beginning on the Contract anniversary.  The maximum amount which may currently be transferred out of the fixed rate option each year is the greater of: (a)
         25% of the amount in the fixed rate option, or (b) $1,000.  The maximum amount which may currently be transferred out of the Real Property Account each year is the greater of: (a) 50% of the amount in the Real Property Account, or (b) $10,000.  Such transfer requests received prior to the Contract anniversary will be effected on the Contract anniversary.  Transfer requests received within the thirty-day period beginning on the Contract anniversary will be effected as of the end of the business day on which the request is received.  These limits are subject to change in the future.

III.   "Redemption" Procedures: Surrender and Related Transactions

         A.   Surrender for Cash Surrender Value

         If the insured party under a Contract is alive, Pruco Life of New Jersey will pay, within seven days, the Contract's net cash value as of the date of receipt in Good Order at its Service Office of the Contract and a signed request for surrender.  The Contract's net cash value (i.e., its cash surrender value) is computed as follows:

         1.   If the Contract is not in default: The net cash value or cash surrender value at any time in the first 10 Contract years is the Contract Fund, minus a surrender charge, consisting of a deferred sales charge and a deferred administrative charge, minus Contract debt.  The net cash value on surrender at the end of the 10th Contract year or later is the Contract Fund minus Contract debt.

         In no event will the deferred sales charge upon the surrender be greater than 25% of scheduled premiums due in Contract year one, plus 5% of the scheduled premiums due in Contract years two through five.  For the purpose of computing this limit Pruco Life of New Jersey uses the lesser of premiums due and premiums paid.  For this purpose scheduled premium means what an insured in the non-smoker rating class would pay if the Contract had no extra benefits.  The maximum deferred sales charge in Contract years six through 10 is the maximum charge at the end of the fifth Contract year, reduced for persistency as explained in the prospectus and each Contract.  The deferred administrative charge is $5 per $1000 of face amount for surrenders in Contract years one through five; this charge is reduced by 1/60 for each completed month since the fifth Contract anniversary.  After 10 full Contract years the deferred sales charge and the deferred administrative charge are zero.  The deferred administrative charge is designed to recover, as far as possible, the  administrative expenses, such as underwriting expenses, incurred in connection with issuance of a Contract.  As a result, in the early months after issue, there may be no net cash value if only scheduled premiums are paid.

         For a paid-up Contract that includes extra benefits, the cash surrender value is the amount described above, plus the cash value of any extra benefits, which are paid from the general account.

         2.   If the Contract is in default during its days of grace, Pruco Life of New Jersey will compute the net cash value as of the date the Contract went into default.  It will adjust this value for any loan the Contract owner took out or paid back or premium payments or withdrawals made in the days of grace.

         3.   If the Contract is in default beyond its days of grace, the net cash value as of any date will be either the value on the date of any extended insurance benefit then in force, or the value on that date of any variable reduced paid-up insurance benefit then in force, less any Contract debt.

         In lieu of the payment of the net cash value in a single sum upon surrender of a Contract, an election may be made by the Contract owner to apply all or a portion of the proceeds under one  of the fixed benefit settlement options described in the Contract or, with the approval of Pruco Life of New Jersey, a combination of options.  An option is available only if the proceeds to be  applied are $1,000 or more or would result in periodic payments of at least
         $20.00.  The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Contract.

         B.   Partial Surrenders and Withdrawal of Excess Cash Surrender Value

         A Contract owner may surrender a Contract in part.  Partial surrender involves splitting the Contract into two Contracts.  One is surrendered for its cash surrender value; the other is  continued in force on the same terms as the original Contract except that future scheduled premiums are reduced based upon the continued Contract's face amount and all values under the Contract are proportionately reduced based upon the reduction in the face amount of insurance.  The
         Contract continued must have a face amount of insurance of at least $50,000.  An alternative to surrender or partial surrender of a Contract, available only before such Contracts become paid-up, is a partial withdrawal of cash surrender value without splitting the Contract into two Contracts.  A partial withdrawal may be made only if the following conditions are satisfied.  First, the amount withdrawn, plus the net cash value after withdrawal, may not be more than the net cash value before withdrawal.  Second, the Contract Fund after withdrawal must not be less than the amount that will grow to the Tabular Contract Fund as of the next Monthly Date, assuming no premium payments, no withdrawals, no loan or repayments of loan, a net investment return in the investment options equal to the assumed rate of return of 4%, and the deduction of all Contract charges.  Third, the amount withdrawn must be at least $500 under a Form B Contract and at least $2000 under a Form A Contract.  A Contract owner may make no more than four such withdrawals in a Contract year, and there is a fee of $15 for each such withdrawal.  An amount withdrawn may not be repaid except as a scheduled or unscheduled premium subject to the Contract charges.

         Whenever a partial withdrawal is made, the death benefit payable will immediately be reduced by the amount of the withdrawal.  This will not change the guaranteed minimum amount of insurance under a Form a Contract (i.e., the face amount) nor the amount of the scheduled premium that will be payable thereafter on such a Contract.  Under a Form A Contract, however, the reduction in death benefit also means the same reduction in face amount.  No partial withdrawal will be permitted under a Form A Contract if it would result in a new face amount of less than $50,000.  Furthermore, any applicable backload payable upon future lapse or surrender (i.e., any applicable deferred administrative and sales charges) is reduced in proportion to the reduction in face amount.  The
         Contract  Fund is reduced by the sum of the cash withdrawn and the reduction in the backload.  An amount equal to the reduction in the Contract Fund will be withdrawn from the  investment options.  In addition, the amount of the scheduled premiums due thereafter under a Form A Contract will be reduced to reflect the lower face amount of insurance.

         C.   Death Claims

         Pruco Life of New Jersey will pay a death benefit to the beneficiary within seven days after receipt in Good Order at its Service Office of due proof of death of the insured, and all other requirements necessary to make payment.  The following describes the death benefit if the Contract is not in default past its days of grace.

         State insurance laws impose various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made.  In addition, payment of the death benefit is subject to the provisions of the Contract regarding suicide and  incontestability.  In the event Pruco Life of New Jersey should contest the validity of a death claim, an amount up to the Contract's investment base will be withdrawn, if appropriate, from the  Account and/or the Real Property
         Account and held in Pruco Life of New Jersey's general account.

         The death benefit under a Form A Contract is the face amount less Contract debt.  The death benefit under a Form B Contract is the face amount, plus any excess of the Contract Fund over the Tabular Contract Fund, less any Contract debt.  There may be an additional amount payable from an extra benefit added to the Contract by rider.  Tabular Contract Funds on Contract anniversaries are shown in the contract data pages. Tabular Contract Funds at other times can be obtained by interpolation.

         If the Contract Fund less the present value of all future charges for any extra benefits of either a Form A or a Form B Contract grows to exceed the net single premium at the insured's attained age for the death benefit described above, the death benefit will be the Contract Fund, divided by such net single premium.  The death benefit will be adjusted for any Contract debt and any extra benefits.

         The proceeds payable on death also will include interest (at a rate determined by Pruco Life of New Jersey from time to time) from the date that the death benefit is computed (the date of death) until the date of payment.

         Pruco Life of New Jersey will make payment of the death benefit out of its general account, and will transfer assets, if appropriate, from the Account and/or the Real Property Account to the general account in an amount up to the Contract Fund.

         In lieu of payment of the death benefit in a single sum, an election may be made to apply all or a portion of the proceeds under one of the fixed benefit settlement options described in the Contract or, with the approval of Pruco Life of New Jersey, a combination of options.  The  election may be made by the
         Contract owner during the insured's lifetime, or, at death, by the beneficiary.  An option in effect at death may not be changed to another form of benefit after death.  An option is available only if the proceeds to be applied are $1,000 or more or would result in periodic payments of at least $20.00.  The fixed benefit settlement options are subject to the restrictions and limitations set forth in the Contract.

         D.   Default and Options on Lapse

         The Contract is in default on any Monthly Date on which the premium account is less than zero and the Contract Fund is less than an amount which will grow at the assumed net rate of return to the Tabular Contract Fund applicable on the next Monthly Date. Monthly Dates occur on the Contract Date and in each later month on the same day in the month as the Contract Date.  The Contract provides for a 61-day grace period, commencing with the mailing-date of the notice of default, in which to remedy the default.  The insurance coverage continues in force during the grace period, but if the insured dies during the grace period, any charges due during the grace period are deducted from the amount payable to the beneficiary.  Except for Contracts issued on certain insureds in high risk rating classes, a lapsed Contract will provide extended term insurance at expiration of the grace period.  The death benefit of the extended term insurance is equal to the death benefit of the Contract (excluding riders) as of the date of default, less any Contract debt.  The extended term insurance will continue for a length of time that depends on the net cash value on the date of default, the amount of insurance, and the age and sex of the insured.  However, extended term insurance may be exchanged, if the Contract owner so elects, for variable reduced paid-up insurance within three months of the date of default.
         The face amount of the variable reduced paid-up insurance will depend on the net cash value on the date of default, and the age and sex of the insured.

         Contracts issued on the above-mentioned high risk insureds will be converted to variable reduced paid-up whole-life insurance at expiration of the grace period.

         E.   Loans

         The Contract provides that a Contract owner, if the Contract is not in default beyond the grace period, may take out a loan at any time a loan value is available. The Contract owner may borrow money on completion of a form satisfactory to Pruco Life of New Jersey.  The Contract is the only security for the loan.  Disbursement of the amount of the loan will be made within seven days of receipt of the form in Good Order at Pruco Life of New Jersey's Service
         Office.  The investment options will be debited in the amount of the loan on the day the form is received.  The percentage of the loan withdrawn from each investment option will be equal to the percentage of the value of such assets held in the investment option.  A Contract owner may borrow up to the Contract's full loan value.  During the first Contract year, the loan value is zero.  After the first Contract year, the loan value is 90% of an amount equal to the
         Contract Fund reduced by any charges due upon surrender. The loan provisions have previously been described.

         The Contract also provides for a loan value if the Contract is in effect under the Contract value option for variable reduced paid-up insurance, but not if it is in effect as extended term insurance.

         A loan does not affect the amount of scheduled premiums due.  When a loan is made, the Contract Fund is not reduced but the value of the assets relating to the Contract held in the investment option(s) is reduced.  Accordingly, the daily changes in the net cash value will be different from what they would have been had no loan been taken.  Cash surrender values (and the death benefit under a Form A Contract) are thus permanently affected by any Contract debt, whether or not repaid.  The guaranteed minimum death benefit is not affected by Contract debt if premiums are duly paid.  However, on settlement the amount of any Contract debt is subtracted from the insurance proceeds.  If Contract debt ever becomes equal to or more than what the net cash value would be if there were no Contract debt, all the Contract's benefits will end 61 days after notice is mailed to the Contract owner and any known assignee, unless repayment of an amount sufficient to end the default is made within that period.

         F.   Key Employee Rider

         Many life insurance companies offer fixed-benefit "person" insurance policies.  Those policies enable an employer to purchase life insurance payable to the employer upon the death of an important or "key" employee whose death would constitute a financial disadvantage to the employer.  Such policies often permit the Contract owner the right to change the insured person under the policy, a right often exercised when the original insured terminates his or her employment with the company and is replaced by another person.

         If permitted by the insurance laws of the state in which the Contract is issued, a rider to the Contract is available, referred to herein as the "key person"
         rider, that allows the owner the option to continue the Contract in force on the life of a different insured, subject to certain conditions.  This rider is primarily offered to corporate and non-corporate employers who own or may purchase a Contract issued on the life of a key employee.  The rider may be included at the time the original Contract is issued or added after issue.  If the Contract includes this rider, the Contract owner will be able to continue the
         Contract in force on the life of a different key employee.  Thus, the rider provides employers with a way to purchase the Contract on the life of a key employee that may continue in force in an appropriately modified form on the life of a new employee when the original insured leaves the Contract owner's employment.  The revised Contract will have a new scheduled premium and certain other revised specifications, which will be set forth in a new Contract document.  A Contract owner's exercise of the option provided by the key person rider could be viewed as an exchange of the existing Contract for a new contract. The Contract prior to the Contract owner's exercise of the option to change insureds will be referred to as the "original Contract".  The Contract in force after the exchange is effected will be referred to as the "new Contract."

         A Contract owner's exercise of the right granted-by the key person rider is subject to several conditions.  These conditions include but are not limited to the following: (i) the new insured must have been alive as of the original Contract Date (i.e., the date the Contract was issued) and must be less than 70 years old as of the date of the proposed change of insureds; (ii) the new insured must satisfy Pruco Life of New Jersey's underwriting requirements; (iii)
         the Contract owner of the new Contract must remain the same as the Contract owner of the original Contract and that Contract owner must have an insurable interest in the new insured's life; and (iv) Pruco Life of New Jersey must not be waiving any premiums under the Contract pursuant to a rider that waives premiums in the event of disability.

         The specifications of the new Contract will be determined as follows.  The Contract Date will remain the same as that of the original Contract.  The face amount of the new Contract will generally be the amount requested by the Contract owner in the application to effect the change of insureds, except that it cannot be more than the face amount of the original Contract.  The Contract Fund of the original Contract will become the initial Contract Fund of the new
         Contract.  The scheduled premium for the new Contract will be based on Pruco Life of New Jersey's rates in force on the date of the change for the new insured's rating class.  The old Contract's premium account will become the premium account of the new Contract.  If the Contract Fund and premium account are such that the new Contract would be in default on the date that the new Contract is to go in effect, Pruco Life of New Jersey will require payment of a premium sufficient to bring the Contract out of default.  If the original Contract has Contract debt due to an outstanding loan, the Contract debt may be transferred to the new Contract unless that debt would exceed the new Contract's loan value, in which case the excess Contract debt must be paid off.

         Upon the exchange of the original Contract for the new Contract, neither the contingent deferred sales charge nor the contingent deferred administrative charge is assessed.  If the new Contract is subsequently surrendered, however, the Contract's cash surrender value will be determined by using the greater of the surrender charges that would apply under the original or the new Contract.  Thus, with respect to the contingent deferred administrative charge, the amount of this charge upon surrender of the new Contract will be determined on the basis of the face amount of the original Contract since the face amount cannot be increased upon exercise of the right to change insureds.  The original Contract Date, however, will govern for purposes of determining whether this charge will be reduced or eliminated for persistency.  With respect to the contingent deferred sales load, the amount of this charge can be increased following exercise of the option granted by the key person rider because the scheduled premiums on the new Contract can be higher than the scheduled premiums on the original Contract due to the replacement of the original insured with an insured of an older issue age.  If this is so, the contingent deferred sales load will be calculated as if the Contract had originally been issued on the life of the new insured.  Thus, in that event, the deferred sales charge will be
         25% of the first year's scheduled premium (calculated as if the Contract had originally been issued on the new insured) and 5% of the scheduled premiums
         (calculated as if the Contract had originally been issued on the new insured) for the second through fifth Contract years due on or before the date of surrender or lapse, and these percentages will be applied only to premiums actually paid, whether timely or not, prior to surrender or lapse.  The original
         Contract Date will control for purposes of calculating the reduction in the contingent deferred sales charge for persistency.

         IV.    Cash Adjustment Upon Exchange of Contract

         At any time during the first 24 months after a Contract is issued, so long as the Contract is not in default, the Contract owner may exchange it for an
         Appreciable Life insurance policy on the insured's life issued by Pruco Life of New Jersey.  This is a general account, universal-life type policy with guaranteed minimum values.  No evidence of insurability will be required to make an exchange.  The new policy's premium and death benefit will be the same as the original Contract's on the date of exchange.  The new policy will also have the same issue date and risk classification for the insured as the original
         Contract.  Any outstanding Contract debt must be repaid.

         If the Contract Fund of the old Contract is at or above the Tabular Contract Fund, the Contract Fund of the new policy will be the same as that of the old one.  If the Contract Fund of the old Contract is less than the Tabular Contract Fund, the difference must be paid in cash at the time of the exchange.  Then the Contract Fund of the new policy will be the Tabular Contract Fund.

         At the time of the exchange, Pruco Life of New Jersey will transfer assets, if appropriate, from the Account and/or the Real Property Account to the general account in an amount up to the applicable reserve.